ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is entered into as of the 2nd day of July, 2004, by and between FoneFriend, Inc., a Delaware corporation ("Seller") and YAP International, Inc., a Nevada corporation ("Purchaser").

RECITALS:

WHEREAS, Seller has entered into a certain Technology License Agreement, dated April 30, 2001, with FoneFriend Systems, Inc., a District of Columbia corporation ("FSI"), whereby FSI granted Seller a license to utilize FSI's patented technology (Voice over Internet Telephony, patent attached), which Seller intended to use to commercialize an Internet Telephony product known as the "FoneFriend"; and

WHEREAS, Seller has recently entered into an agreement with a third party to acquire a substantial volume of customers and supporting infrastructure that uses a technology which is not compatible with the "FoneFriend"; and

WHEREAS, Seller desires to divest itself of certain assets related to its intended business of commercializing the "FoneFriend" product and services (the "Purchased Assets"); and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desire to sell to Purchaser, all of Seller' right, title and interest in and to certain of the tangible and intangible assets of Seller relating to or used in connection with the Purchased Assets, together with the goodwill associated with such assets, all as more fully described below, on the terms and conditions set forth herein; and

WHEREAS, the Boards of Directors of Seller and Purchaser believe that this asset purchase is in the best interests of their respective companies and shareholders and in furtherance thereof have approved and recommended this Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Purchased Assets.

Subject to, and upon the terms and conditions contained herein, at the Closing (as hereinafter defined) Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, all of Seller' right, title and interest in and to all of the tangible and intangible assets of Seller relating to or used in connection with the Purchased Assets, other than the Excluded Assets (as hereinafter defined), wherever such assets are located, and whether or not in the possession of Seller, any of its suppliers or sales agents, together with the goodwill of such business associated with the Purchased Assets, in each case free and clear of all encumbrances other than the Assumed Liabilities (as hereinafter defined). The purchase and sale of the Purchased Assets shall be evidenced by an Assignment and Bill of Sale in the form of Exhibit "A", attached hereto and incorporated as a part of this Agreement, which shall be executed by the parties at Closing. A detailed listing of the Purchased Assets is set forth n the Schedules affixed to Exhibit "A", and includes:

(a) Assigned Contract. All of Seller' right, title and interest in and to that certain Technology License Agreement with FSI ("Assigned Contract"), a copy of which is attached as Schedule 1 of Exhibit "A"; and

(b) Intangible Assets And Goodwill. Other tangible and intangible property of Seller used in connection with or relating to the Purchased Assets, as set forth and more fully described in Schedule 2 of Exhibit "A", including, without limitation, the goodwill of the Purchased Assets as a going concern, inventory of FoneFriend "beta" devices, Internet servers and related equipment and software.

1.2 Excluded Assets.

Notwithstanding anything contained in this Agreement to the contrary, except as listed in the Schedules affixed to Exhibit "A", the Purchaser and the Seller acknowledge and agree that Purchaser is not buying, and Seller is not selling, any other assets of the Seller of any nature whatsoever, including, without limitation, all other assets owned by Seller, regardless of whether or not they may be deemed to be related to, or used in connection with the Purchased Assets (collectively, the "Excluded Assets"), and, without limitation, such Excluded Assets shall include the following:

(a) All rights under this Agreement and to the Purchase Price;

(b) Any shares of capital stock of, or other equity interests in, Seller or any subsidiary of Seller;

(c) Seller's corporate seal, minute books, record books, and such other books and records as pertaining to the organization, existence or ownership of Seller;

(d) Any financial or personnel records related to the Purchased Assets which are required by law to be retained by Seller.

1.3 Assumption of Certain Liabilities.

On the Closing Date, Purchaser shall assume and agree to undertake to pay, perform and discharge as and when due, and shall indemnify Seller for and hold Seller harmless from and against each of the following obligations, responsibilities, liabilities and debts (collectively, the "Assumed Liabilities"):

(a) All obligations, responsibilities and liabilities incurred on and after the Closing Date in connection with the performance by Purchaser of the Assigned Contracts;

(b) All obligations, responsibilities and liabilities arising on and after the Closing Date from Purchaser's use, ownership, possession, sale or operation of the Purchased Assets; and

1.4 Excluded Liabilities. Except for the Assumed Liabilities assumed by Purchaser under Section 1.3, above, the purchase by Purchaser of the Purchased Assets shall be free and clear of all liens, claims and encumbrances of any kind and nature, and without any assumption by Purchaser of any debts, obligations or liabilities whatsoever of Seller or any other persons who at any time may have been in possession of the Purchased Assets, whether such liabilities are actual or contingent, known or unknown, liquidated or unliquidated, whether existing tax liabilities, liabilities to creditors or otherwise (the "Excluded Assets").

ARTICLE II

CONSIDERATION; CLOSING

2.1 Purchase Price; Allocation.

(a) Purchase Price. The consideration to be paid to Seller for the Purchased Assets at the Closing shall be five million (5,000,000) shares of the Purchaser's common stock (the "Purchase Price"), subject to restrictions under Rule 144 of the Securities Act of 1933, which Purchaser shall pay at the Closing. Further, upon the written instructions of Seller, Purchaser hereby agrees to deliver said Purchase Price in the form of certificates registered in the names of the Seller's existing shareholders of record as of the Closing Date.

(b) Allocation of Purchase Price. Seller and Purchaser agree to allocate the Purchase Price in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). No later than 10 days following the Closing Date, Purchaser shall prepare and provide to Seller a draft allocation of the aggregate purchase price among the Purchased Assets (the "Allocation Statement"), such Allocation Statement to be prepared in accordance with the methodology set forth in the Code. Seller shall notify Purchaser within 20 days of receipt of such draft Allocation Statement of any objections that Seller may have thereto. Seller and Purchaser agree to resolve any disagreement with respect to such Allocation Statement in good faith. In addition, Seller and Purchaser hereby undertake and agree to file timely any information that may be required to be filed pursuant to any treasury regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 2.1(b) in connection with the preparation of IRS Form 8594 (and any supplemental filings required in connection therewith) as such form relates to the transactions contemplated by this Agreement. Neither Seller nor Purchaser shall file any tax return or other document or otherwise take any position for tax purposes that is inconsistent with the allocation determined pursuant to this Section 2.1(b) except as may be adjusted by subsequent agreement following an audit by the Internal Revenue Service or by court decision.

2.2 Time And Place.

The transactions provided for by this Agreement shall be consummated (the "Closing") by telephone, fax and email, on July 2, 2004, or such other date and/or method as may be agreed upon by the parties hereto. The date and time of Closing is hereinafter sometimes called the "Closing Date." The Closing shall commence at 10:00 a.m., Pacidic Time, on the Closing Date and proceed promptly to conclusion.

2.3 Deliveries by Seller.

Seller shall deliver to Purchaser at the Closing the following:

(a) an Assignment and Bill of Sale for the Purchased Assets in the form attached hereto as Exhibit "A"; and

(b) an Acknowledgement and Consent relating to the Assigned Contract in the form attached hereto as Exhibit "B", which may be required or appropriate to vest and confirm in Purchaser good and marketable title to the Assigned Contract; and

(c) copies, certified as of the Closing Date by the Secretary of the Seller, of the majority consent of shareholders, or appropriate resolution of the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement and the documents to be executed by Seller hereunder referred to in this Section 2.3 by Seller; and

(d) possession of all items of tangible personal property included among the Purchased Assets, wherever located.

2.4 Deliveries By Purchaser.

Purchaser shall deliver to Seller at the Closing the following:

(a) a copy, certified by the Secretary of Purchaser, of the majority consent of shareholders, or appropriate resolution of the Board of Directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and the documents to be executed by Purchaser hereunder;

(b) an original stock certificate representing five million (5,000,000) shares of the common stock of YAP International, Inc., issued in the name of FoneFriend, Inc.

2.5 Taxes.

Purchaser shall be solely responsible for any sales, use and/or transfer taxes arising from or in connection with the sale of the Purchased Assets hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Purchaser to enter into this Agreement and purchase the Purchased Assets, Seller hereby represents and warrants to Purchaser that:

3.1 Corporate Status.

Seller is a corporation duly organized and subsisting under Delaware law and has full power and authority to own its properties and to carry on the business as presently conducted by it. Seller is duly qualified to do business and is in good standing in all other jurisdictions where the conduct of its business so requires, except where the failure to be so qualified and in good standing would not be reasonably likely to have a material adverse effect on the Purchased Assets. Seller has the power and authority to own and dispose of the Purchased Assets and to carry on its business as now being conducted.

3.2 Corporate Authority; Effective Agreement.

Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and any and all other agreements, documents or instruments to be executed and/or delivered in connection herewith (collectively, the "Purchase Documents") and to consummate the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by Seller and, assuming it constitutes a valid and binding obligation of Purchaser, is a valid and binding obligation of Seller enforceable against Seller in accordance with its terms. The Purchase Documents, when executed by Seller, will, assuming they constitute a valid and binding obligation of the other parties thereto, constitute the valid and binding obligation of Seller, enforceable against each of them in accordance with their respective terms.

3.3 Brokers or Finders.

No agent, broker, person or firm acting on behalf of Seller or any of its affiliates is, or will be, entitled to any commission, broker's or finder's fees from any party, or from any affiliate of any party, in connection with any of the transactions contemplated by this Agreement.

3.4 No Claims Or Litigation.

Except as disclosed, there are no suits, actions, claims, proceedings (including, without limitation, arbitral and administrative proceedings) or governmental investigations pending or, to the knowledge of Seller, threatened against or contemplated against the Seller (or any of its affiliates, including directors, officers, employees or agents) relating to or affecting, directly or indirectly, the Purchased Assets except as disclosed in the Seller's reports and other filings with the Securities and Exchange Commission ("SEC Filings"). There are no such suits, actions, proceedings, claims or investigations pending or, to the knowledge of Seller, threatened challenging the validity or propriety of, or otherwise involving, this Agreement or the transactions contemplated hereby. There is no judgment, order, injunction, decree or award issued by any court, arbitrator, governmental body or agency thereof to which any of the Seller is a party and which would materially affect the Purchased Assets or by which any of the Purchased Assets are bound, which is unsatisfied or which requires continuing compliance therewith by the Seller except as disclosed by Seller in its SEC Filings.

3.5 Purchased Assets.

Seller has good and valid title to, and is the absolute owner of, all of the Purchased Assets being sold to Purchaser hereunder, free and clear of all liens and encumbrances. To Seller's knowledge, all such Purchased Assets are in good operating condition and repair, normal wear and tear excepted, and the Assigned Contract is in good standing and not in default.

3.6 Consents.

Except as set forth in Exhibit "B", no notices, consents, approvals, licenses, permits or waivers are required to execute and deliver this Agreement and to consummate the transactions provided for herein, including the transfer of the Purchased Assets to Purchaser hereby.

3.7 Disclosure.

No representation and warranty of Seller contained in this Agreement (including, without limitation, the Schedules hereto), nor any other statement, schedule, certificate or other document delivered or to be delivered by Seller to Purchaser pursuant hereto or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

3.8 Reliance.

The foregoing representations and warranties are made in conjunction with Seller's SEC Filings with the knowledge and expectation that Purchaser, after conducting its thorough investigation of Seller as described in Section 4.6, is placing complete reliance thereon in entering into, and performing its obligations under this Agreement, and the same shall not be affected in any respect whatsoever by the consummation of the transactions contemplated hereby or otherwise.

3.9 Survival of Representations and Warranties.

The representations, warranties and agreements of Seller set forth in this Agreement or in any Exhibit attached hereto shall be true, correct, complete and accurate as of the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

4.1 Corporate Status.

Purchaser is a corporation duly organized and subsisting under Nevada law and has full power and authority to own its properties and to carry on the business presently conducted by it.

4.2 Corporate Authority; Effective Agreement.

The Board of Directors of Purchaser has duly authorized and approved the execution and delivery of this Agreement and the performance of the transactions provided for herein. No other corporate action is required in connection herewith. This Agreement constitutes a legal, valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.

4.3 Brokers or Finders.

No agent, broker, person or firm action on behalf of Purchaser or any of its affiliates is, or will be, entitled to any commission, broker's or finder's fees from any party, or from any affiliate of any party, in connection with any of the transactions contemplated by this Agreement.

4.4 No Claims Or Litigation.

Except as disclosed, there are no suits, actions, claims, proceedings (including, without limitation, arbitral and administrative proceedings) or governmental investigations pending or, to the best of Purchaser's knowledge, threatened against or contemplated against the Purchaser (or any of its affiliates, including directors, officers, employees or agents) relating to or affecting, directly or indirectly, the Purchased Assets or the intended business of Purchaser that will utilize the Purchased Assets. There are no such suits, actions, proceedings, claims or investigations pending or, to the knowledge of Purchaser, threatened challenging the validity or propriety of, or otherwise involving, this Agreement or the transactions contemplated hereby. There is no judgment, order, injunction, decree or award issued by any court, arbitrator, governmental body or agency thereof to which the Purchaser is a party and which would materially affect the Purchased Assets acquired hereunder.

4.5 Disclosure.

No representation and warranty of Purchaser contained in this Agreement (including, without limitation, the Schedules hereto), nor any other statement, schedule, certificate or other document delivered or to be delivered by Purchaser to Seller pursuant hereto or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

4.6 Purchaser's Investigation of Seller.

Purchaser represents and warrants to, and covenants with, the Seller that: (i) Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to the purchase of the Purchased Assets hereunder. Purchaser has requested, received, reviewed and considered all information it deems relevant in making an informed decision to acquire the Purchased Assets, including discussions with Seller's management and the review by Purchaser's counsel and/or management of all disclosures, reports and other statements by the Seller in its filings with the Securities and Exchange Commission. Purchaser has, in connection with its decision to acquire the Purchased Assets herein, relied solely upon its own investigation of the Seller's books and records related to the Purchased Assets, including its review of the Seller's SEC Filings, and is not relying solely on discussions with Seller's management conducted prior to Closing, or the representations and warranties set forth herein.

4.7 Reliance.

The foregoing representations and warranties are made by Purchaser with the knowledge and expectation that Seller is placing complete reliance thereon in entering into, and performing its obligations under, this Agreement, and the same shall not be affected in any respect whatsoever by any investigation heretofore conducted by or on behalf of Seller whether in contemplation of this Agreement or otherwise.

4.8 Survival of Representations and Warranties.

The representations, warranties and agreements of Purchaser as set forth in this Agreement or in any Exhibit attached hereto are made as of the date of this Agreement and shall be true, correct and accurate on and as of the Closing Date.

ARTICLE V

CONDUCT OF BUSINESS PENDING CLOSING

5.1 Conduct of Business Pending Closing.

Seller agrees that between the date hereof and the Closing Date, Seller shall:

(a) Conduct its business in a good and diligent manner in the ordinary and usual course of its business;

(b) Not enter into any contract, agreement, commitment or other arrangement with any party, other than contracts in the ordinary course of its business, and not amend or modify, in any material respect, or terminate any Assigned Contract, without the prior written consent of Purchaser;

(c) Use reasonable efforts to preserve its business organization intact, to keep available the service of its employees and to preserve its relationships with customers, suppliers and others with whom it deals;

(d) Comply in all material respects with all provisions of applicable laws, rules and regulations; and

ARTICLE VI

FURTHER COVENANTS AND AGREEMENTS

6.1 Consummation Of Agreement.

Each of the parties agrees to perform its obligations hereunder and to use its reasonable best efforts to cause the consummation of the transactions contemplated by this Agreement in accordance with, and subject to, the terms and conditions of this Agreement.

6.2 Access to Information; Confidentiality.

Subject to existing confidentiality obligations of and between Purchaser and Seller, Seller shall give to Purchaser and its Agents reasonable access to its facilities, the Purchased Assets and all of Seller's documents, books and records relating to its current and past operations of its business, and shall permit Purchaser and its Agents to make copies thereof, and Seller shall permit Purchaser to interview Seller's employees during reasonable business hours and upon reasonable prior written notice.

6.3 Cooperation.

(a) Purchaser and Seller agree to execute and deliver all other instruments and take all such other actions as either party may reasonably request from time to time, before or after Closing and without payment of further consideration, to effectuate the transactions provided herein and to confer to the parties hereto the benefits intended by such transactions. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

(b) Purchaser agrees that following Closing, it shall provide to Seller information relating to the Purchased Assets and/or Seller's business which Seller reasonably requires to prepare any tax returns, information returns or reports required to be filed by Seller with governmental agencies.

6.4 Access After Closing.

(a) Purchaser and Seller agree to retain all accounting (including, without limitation, accountants' work papers), business, financial and Tax records in their possession (i) relating to the Purchased Assets in existence on the Closing Date and either sold to Purchaser hereunder or retained by Seller thereafter, as the case may be, or (ii) coming into existence after the Closing Date which relate to the Purchased Assets for pre-Closing periods, in each case for a period of three years from the Closing Date, provided that, after such date, each party shall make reasonable arrangements for the other party's continued access to such records. In addition, from and after the Closing Date, Purchaser and Seller agree that, subject to receiving appropriate assurances of confidentiality and restrictions on use, they will not unreasonably withhold access by the other party and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours), to such personnel, books, records and documents relating to the Purchased Assets as the other party may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any financial statements, tax return, filing, audit, judicial or administrative proceeding, protest, claim, suit, inquiry or other proceeding.

(b) The party requesting assistance hereunder shall pay to the party whose assistance is requested the reasonable costs of the party providing such assistance.

6.5 Post Closing Covenant of Seller. If the effectiveness or validity of the transfer of the Assigned Contract, or any portion thereof, is challenged by any action at law or in equity, or otherwise deemed to be null and void, rescinded or ineffective for any reason whatsoever at any time following the Closing, Seller hereby covenants that it shall immediately grant Purchaser a sub-license to utilize the "FoneFriend" technology, in accordance with the terms of its technology license from FSI, with full and unencumbered rights that are identical in nature to those possessed by the Seller on the Date of Closing. Seller agrees that Purchaser shall be entitled to injunctive relief from any court of competent jurisdiction to enforce Seller's covenant contained in this Section 6.5.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which Purchaser may waive in writing:

7.1 Representations and Warranties.

The representations and warranties of Seller set forth in this Agreement and any Exhibit hereto, as further qualified by reference to Seller's SEC Filings, shall be true and correct in all material respects as of the Closing Date.

7.2 Performance of Agreements.

Seller shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement which are required to be performed or complied with on or prior to the Closing Date.

7.3 No Actions.

No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened, the effect of which would restrain, prohibit or invalidate the transactions contemplated by this Agreement or affect the right of Purchaser to own or control, after the Closing, the Purchased Assets.

7.4 Consents.

The Seller shall have received all required consents, if any, of any third parties necessary to consummate the transactions provided for in this Agreement

7.5 Due Diligence Audit.

Purchaser shall have completed its due diligence investigation of the Purchased Assets and Seller's business, including Seller's SEC Filings, and the results of such investigation shall be reasonably satisfactory to Purchaser.

7.6 Deliveries.

All documents required to be delivered by Seller at or prior to Closing shall have been delivered to Purchaser at Closing.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any or all of which Seller may waive in writing:

8.1 Representations and Warranties.

Each of the representations and warranties of Purchaser set forth in this Agreement and any Exhibit hereto shall be true and correct in all material respects on and as of the Closing Date.

8.2 Performance of Agreements.

Purchaser shall have performed and complied in all material respects with all of its covenants and agreements contained in this Agreement which are required to be performed or complied with on or prior to the Closing Date.

8.3 No Actions.

No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted or threatened, the effect of which would restrain, prohibit or invalidate the transactions contemplated by this Agreement.

8.4 Deliveries.

All documents required to be delivered by Purchaser at or prior to Closing shall have been delivered to Seller at Closing.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Seller.

Seller hereby agrees to indemnify, defend and hold harmless Purchaser and its directors, officers, agents and employees from and against any and all losses, damages, liabilities and expenses, including, without limitation, reasonable legal fees and court costs, to which any of them may become subject as the result of:

(a) Any misrepresentation, breach of warranty, or any non-fulfillment of any warranty, representation, covenant or agreement on the part of Seller;

(b) Any and all loss or damage resulting to Purchaser by reason of any claim, debt, liability or obligation not expressly assumed by Purchaser hereunder, arising from Seller's business or the ownership, use or operation of the Purchased Assets on or prior to the Closing Date and which did not constitute the breach of a representation or warranty of Seller; and

(c) Any and all acts, suits, proceedings, demands, assessments, judgments, reasonably attorneys' fees, costs and expenses incident to any of the foregoing.

9.2 Indemnification by Purchaser.

Purchaser hereby agrees to indemnify, defend and hold harmless Seller and its officers, directors, agents, advisors and employees, from and against any and all losses, damages, liabilities and expenses, including, without limitation, legal fees and court costs, which any of them may become subject to as the result of:

(a) Any and all loss or damage resulting from any misrepresentation, breach of warranty, or any non-fulfillment of any warranty, representation, covenant or agreement on the part of Purchaser contained in this Agreement;

(b) Any and all loss or damage resulting to Seller by reason of any claim, debt, liability or obligation expressly assumed by Purchaser hereunder; and

(c) Any and all acts, suits, proceedings, demands, assessments, judgments, reasonably attorneys' fees, costs and expenses incident to any of the foregoing.

9.3 Procedures for Establishment of Indemnification.

(a) In the event that any claim shall be asserted by any party which, if sustained, would result in a right of a party to indemnification hereunder (a "Loss"), the person entitled to indemnification hereunder (the "Indemnitee"), within a reasonable time after learning of such claim, shall notify the person obligated to provide indemnification hereunder with respect to such claim (the "Indemnitor"), and shall extend to the Indemnitor a reasonable opportunity to defend against such claim, at the Indemnitor's sole expense and through legal counsel reasonably acceptable to the Indemnitee, provided that the Indemnitor proceeds in good faith, expeditiously and diligently; and provided, further, that any failure to give such notice shall not relieve the Indemnitee of its indemnification obligations hereunder except to the extent it was prejudiced by the failure to give notice. No determination shall be made pursuant to subparagraph (b) below while such defense is still being made until the earlier of (i) the resolution of said claim by the Indemnitor with the claimant, or (ii) the termination of the defense by the Indemnitor against such claim or the failure of the Indemnitor to prosecute such defense in good faith and in an expeditious and diligent manner. The Indemnitee shall be entitled to rely upon the opinion of its counsel as to the occurrence of either of said events. The Indemnitee shall, at its option and expense, have the right to participate in any defense undertaken by the Indemnitor with legal counsel of its own selection. No settlement or compromise of any claim which may result in a Loss may be made by the Indemnitor without the prior written consent of the Indemnitee unless (i) prior to such settlement or compromise the Indemnitor acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses and (ii) the Indemnitee is furnished with security reasonably satisfactory to the Indemnitee that the Indemnitor will in fact pay such amount and expenses.

(b) In the event that an Indemnitee asserts the existence of any Loss, the Indemnitee shall give written notice to the Indemnitor of the nature and amount of the Loss asserte(d) If the Indemnitor, within a period of 15 days after the giving of the Indemnitee's notice, does not give written notice to the Indemnitee announcing its intention to contest such assertion of the Indemnitee (such notice by the Indemnitor being hereinafter called the "Contest Notice"), such assertion of the Indemnitee shall be deemed accepted and the amount of the Loss shall be deemed establishe(d) In the event, however, that a Contest Notice is given to the Indemnitee within said 15-day period, then the contested assertion of a Loss shall be settled by binding arbitration. Notwithstanding anything herein contained to the contrary, each party shall pay its own attorney's fees, costs and expenses incident to any arbitration proceeding brought under this Section 9.3(b).

(c) The Indemnitee and the Indemnitor may agree in writing, at any time, as to the existence and amount of a Loss, and, upon the execution of such agreement, such Loss shall be deemed established.

(d) Payments of any Loss shall be paid to the person entitled thereto within ten business days following the establishment of the Loss.

9.4 Limitations on Indemnity.

Anything in this Agreement and the Purchase Documents to the contrary notwithstanding:

(a) No claim for indemnity on the basis of a breach of a representation or warranty may be after the termination of such representation or warranty.

(b) All claims for Losses shall be limited to the Purchase Price, and there shall be no liability except to the extent that the aggregate Losses exceeds $100,000, and then only to the extent of such excess.

(c) For purposes of determining the amount of any Losses, such amount shall be reduced by the amount of any insurance benefits and proceeds to be received by the Indemnitee in respect of the Losses (net of any deductible amounts).

(d) If an indemnification obligation arises in respect of any Losses that results in any tax benefit to the Indemnitee or any affiliate thereof (the "Benefited Party") that would not, but for such Losses, be available, the Benefited Party shall pay or cause to be paid to the Indemnifying Party an amount equal to the actual tax savings produced by such tax benefit at the time such tax saving is realized by the Benefited Party and after the Indemnifying Party has paid the amount of the Losses to the Indemnified Party. The amount of any such tax saving for any taxable period shall be the amount of the reduction of taxes payable to the taxing authority by the Benefited Party with respect to such tax period as compared to the taxes that would have been payable to taxing authority by the Benefited Party with respect to such tax period in the absence of tax benefit.

(e) In no event shall any party hereunder have any liability for Losses consisting of or in the nature of punitive, consequential, indirect or special damages.

ARTICLE X

TERMINATION OF AGREEMENT

10.1 Termination.

This Agreement may be terminated, and the transaction contemplated hereby may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Closing Date:

(a) By mutual written consent of Purchaser and Seller; or

(b) By either Purchaser or Seller if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the other set forth in this Agreement; or

(c) By either Purchaser or Seller if any permanent injunction or other order of a court or competent authority or government agency which prevents the consummation of the transaction shall have become final and not appealable; or

(d) By Seller if any of the conditions specified in Article VIII has not been met or waived by Seller at any such time as such conditions can no longer be satisfied; or

(e) By Purchaser if any of the conditions specified in Article VII has not been met or waived by Purchaser at any such time as such conditions can no longer be satisfied.

10.2 Status of Agreement after Termination.

Upon any termination of this Agreement pursuant to Section 10.1, this Agreement shall be void and have no effect, without any liability on the part of any party hereto or any shareholders, directors or officers thereof; provided, however, such termination shall not affect the liability of any party for the breach of any provision of this Agreement.

ARTICLE XI

GENERAL

11.1 Amendment.

This Agreement may be amended, modified or supplemented only by an instrument in writing executed by the party against whom the enforcement of the amendment, modification or supplement is sought.

11.2 Assignment; Binding Effect.

Neither this Agreement nor any right created hereby shall be assignable by either party hereto without the express written consent of the other party. This Agreement shall be binding upon the parties hereto and their successors and permitted assigns.

11.3 Notices.

All notices and other communications hereunder shall be in writing and shall be sent by certified mail, postage prepaid, return receipt requested; by an overnight express courier service that provides written confirmation of delivery; or by facsimile with confirmation, addressed as follows:

If to Seller:	FoneFriend, Inc.
8447 Wilshire Blvd., 5th Floor
Beverly Hills, California 90211
Fax: (323) 653-6240

If to Purchaser:	YAP International, Inc.
14545 Friar Street, Suite 103
Van Nuys, California 91411
Fax: (818) 376-0680

Any party may change its address for receiving notice by giving notice of a new address in the manner provided herein. Any notice so given shall be deemed to be delivered on the second business day after the same is deposited in the United States Mail, on the next business day if sent by overnight courier, or on the same business day if sent by facsimile before the close of business, or the next business day, if sent by facsimile after the close of business.

11.4 Broker's Commission.

Each party agrees to indemnify and hold harmless the other party from and against any and all liability, loss, damage, cost or expense (including court costs and attorney fees) arising out of or relating to any claim that such party entered into any brokerage agreement or similar arrangement, whether oral or written.

11.5 Headings.

The descriptive article, section and paragraph headings set forth herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not control or affect the meaning or construction of any provision of the within Agreement.

11.6 Entire Agreement.

This Agreement, the Purchase Documents and the Exhibits and Schedules attached to this Agreement constitute the entire agreement between the parties pertaining to this subject matter and supersede all prior or contemporaneous agreements and understandings of the parties relating to the same. This Agreement may be amended only in writing signed by the parties hereto.

11.7 Costs, Expenses And Legal Fees.

Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), except that each party hereto agrees to pay the costs and expenses, including reasonable attorneys' fees, incurred by the other parties in successfully (a) enforcing any of the terms of this Agreement, or (b) proving that the other parties breached any of the terms of this Agreement in any material respect.

11.8 Severability.

If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

11.9 Governing Law.

The Parties hereby agree that this Agreement shall be governed and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of law thereunder and irrespective that neither party hereto is domiciled in California. Further, the language used in this Agreement shall be deemed to be language chosen by both parties hereto to express their mutual intent, and no rule of strict construction against either party shall apply to any terms or conditions hereof.

11.10 Arbitration.

The parties shall resolve any dispute relating to this Agreement by negotiation and, failing that, by binding arbitration in Los Angeles, California under the rules of the American Arbitration Association. An arbitration proceeding must be brought within one year of the onset of the dispute or it is barred. The party bringing the arbitration must advance the costs of arbitration and the prevailing party may seek reimbursement of its costs, fees and expenses in the arbitration. Arbitration awards may not include punitive and similar damages and may be enforced in any court of competent jurisdiction.

11.11 Waiver.

Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but only by written notice specifying the item waived and signed by the party waiving such terms or conditions.

11.12 Further Assurances.

Both parties will take such reasonable steps as are necessary to consummate the transactions contemplated herein.

11.13 Counterpart Execution.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart signature page delivered by facsimile transmission shall be deemed to be and have the same force and effect as an originally executed signature page. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the Purchaser and the Seller have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

In Presence Of:	Purchaser:
YAP INTERNATIONAL, INC.

By:
Jan Olivier, President

Seller:
FONEFRIEND, INC

By:
Gary A. Rasmussen, Chairman

EXHIBIT "A"

ASSIGNMENT AND BILL OF SALE

FOR VALUE RECEIVED, FoneFriend, Inc., a Delaware corporation, "Assignor" herein, hereby sells, assigns, transfers, conveys and sets over unto YAP International, Inc., a Nevada corporation, "Assignee" herein, all of the right, title and interest of Assignor in and to the Technology License Agreement, a copy of which is attached hereto as "Schedule 1" (the "Agreement"), together with all of Assignor's right, title and interest in and to the tangible and intangible personal property and equipment (collectively the "Property"), of which the location and a detailed description of such Property are set forth in and attached hereto as "Schedule 2."

Assignor warrants to Assignee that Assignor has good and full legal title to the Agreement and Property and such Agreement and Property are free from any security interests, liens or encumbrances. Assignor further warrants that (i) the Property is in good working order and fit for its intended purpose, (ii) the Agreement is in full force and effect, (iii) Assignor is not in default under the Agreement and to the best of Assignor's knowledge, no other party to the Agreement is in default thereunder, and (iv) all of the rights of Assignor in and under the Agreement are transferable and that Assignor has received all consents and approvals of other parties whether required under the Agreement, or otherwise, required and necessary to assign and transfer the Agreement to Assignee.

The Assignor hereby constitutes and appoints the Assignee its true, lawful and irrevocable attorney to demand, receive and enforce payments and to give receipts, releases, satisfaction for and to sue for all moneys payable to the Assignor pursuant to the Agreement, and this may be done either in the name of the Assignor or in the name of the Assignee with the same force and effect as the Assignor could do if this Assignment had not been made.

By the execution of this Assignment and Bill of Sale, Assignor accepts and agrees to the foregoing and to become bound under the terms of the Agreement. By its execution hereof, Assignee agrees to keep and perform all obligations of Assignor under the Agreement from the date hereof.

IN WITNESS WHEREOF, Assignor has caused this Assignment and Bill of Sale to be executed this 2nd day of July, 2004.

WITNESSES:	Assignor:
FONEFRIEND, INC.
A Delaware corporation

By:
Gary A. Rasmussen, Chairman
Address: 8447 Wilshire Blvd., 5th Floor
Beverly Hills, CA 90211

ACCEPTED AND AGREED TO this 2nd day of July, 2004.

Assignee:
YAP INTERNATIONAL, INC.
A Nevada corporation

By:
Jan Olivier, President
Address: 14545 Friar Street, Suite 103
Van Nuys, CA 91411

SCHEDULE 1

ASSIGNED CONTRACT

TECHNOLOGY LICENSE AGREEMENT

This Agreement ("Agreement") is entered into as of the 30th day of April 2001 (the "Effective Date") by and between FoneFriend, Inc., a Nevada corporation whose address is 4616 West Sahara Avenue #357, Las Vegas, Nevada 89102 ("Licensee") and FoneFriend Systems, Inc., a District of Columbia corporation whose address is 3524 Rittenhouse Street, NW, Washington, D.C. 20015 ("Company").

RECITALS:

WHEREAS, the Company owns certain Patent Rights (as defined below) and Technology Rights (as defined below) related to the Licensed Technology (as defined below), which were developed by the Company; and

WHEREAS, the Company is in the business of developing, using, and licensing others to use, and is the owner of certain proprietary technology covered by certain patent filings set forth in Exhibit "A", attached hereto and made a part of this Agreement, which describes an Internet telephony device and related technology commonly referred to as the "FoneFriend"; and

WHEREAS, the Company desires to have the Licensed Technology commercially exploited and used by and for the benefit of Licensee; and

WHEREAS, the Licensee was organized for the purpose of commercially exploiting the Licensed Technology, and desires to obtain a license from the Company to utilize said Licensed Technology;

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

1.1 "Affiliate" means any business entity more than 20% owned by Licensee, any business entity which owns more than 20% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 20% of Licensee.

1.2 "Licensed Product" means the product or service commonly referred to as the "FoneFriend", or any other brand name for the product, which is covered by the Licensed Technology and utilizes the Patent Rights and/or Technology Rights pursuant to this Agreement.

1.3 "Licensed Technology" means inventions, discoveries and processes covered by the Patent Rights and/or Technology Rights under which Licensee is granted a license to commercially exploit, manufacture, market, use and Sell the Licensed Product.

1.4 "Net Monthly Revenue" means the gross, monthly recurring revenues received by Licensee from the marketing of the Licensed Product less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, and amounts allowed or credited due to returns or service problems. Net Monthly Revenue shall not include any outright Sale of the Licensed Products to any Affiliates, sub-licensees or other third parties.

1.5 "Patent Rights" means Company's rights in information or discoveries covered in patents, and/or patent applications, whether domestic or foreign, and all divisionals, continuations, continuations-in-part, reissues, re-examinations or extensions thereof, and any letters patent that issue thereon, which are described under certain patent applications and/or filings set forth in Exhibit "A", attached hereto.

1.6 "Sale, Sell or Sold" means the transfer or disposition of a Licensed Product, by Licensee or any sub-licensee, to a consumer for which the Licensee or any sub-licensees shall receive monthly, recurring revenue.

1.7 "Technology Rights" means Company's rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created or developed by Company at anytime prior to the Effective Date and for the term of this Agreement, which relates to the Licensed Technology and which is not covered by Patent Rights, but are considered necessary for commercially exploiting the Licensed Technology and the use or Sale of the Licensed Product.

1.8 "Territory" means worldwide..

2. WARRANTY: SUPERIOR-RIGHTS

2.1 The Company represents and warrants that: (1) it is the owner of the entire right, title, and interest in and to both the Patent Rights and the Licensed Technology, and (2) that it has the sole right to grant licenses thereunder, and (3) it believes that it has not knowingly granted licenses thereunder to any other entity that would restrict any rights granted to Licensee except as stated herein.

2.2 Licensee understands and acknowledges that the Company, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, approvability by regulatory authorities, time and cost of development, patentability, and/or breadth of the Licensed Technology. The Company, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by the Company which may be dominant or subordinate to the Patent Rights, nor does the Company make any representation that the inventions contained in the Patent Rights do not infringe any other patents now held or that will be held by others or by the Company.

[See Exhibit A]

2.3 The Company represents and warrants that it shall use its best efforts to cause any manufacturer it selects, with respect to producing the Licensed Product, to provide Licensee with a one-year warranty or guaranty per Licensed Product Unit (commencing at shipment from the manufacturer to Licensee) against defects in materials and workmanship, encountered in normal use of the Licensed Product. Such warranty shall not to apply in the following cases: loss or damage to the Licensed Product unit due to abuse, mishandling, improper packaging, alteration, accident, electric current fluctuations and failure to follow operating, maintenance or environmental instructions prescribed in the Company's User Manual. The Company shall not be liable to any third party for damages, including any loss of revenues or profits, inconvenience, telephone or common carrier expenses, lost data, or any indirect, consequential, or incidental damages resulting from the use of or inability to use the Licensed Product, regardless of the legal theory on which the claim is based.

3. GRANT OF LICENSE COUPLED WITH EQUITY INVESTMENT IN COMPANY

3.1 Subject to rights retained by the Company hereunder, the Company hereby grants to Licensee during the term of this Agreement, and Licensee hereby accepts, a royalty-bearing, non-exclusive license under and for the Licensed Technology to generally exploit, in a commercial fashion, all aspects of the Licensed Technology including, but not limited to, the right to manufacture, have manufactured, operate, use and/or Sell the Licensed Product within the Territory.

3.2 Included in the license granted herein, Licensee shall have the right to use Company's "FoneFriend" and "FaxFriend" names, logos and trademarks in connection with the marketing of the Licensed Product, without express written consent from Company. Further, Licensee shall have the right to private label or change the name of the Licensed Product for marketing purposes.

3.3 Licensee may grant sub-licenses consistent with this Agreement if Licensee is responsible for the operations of its sub-licensees relevant to this Agreement as if the operations were carried out by Licensee. Licensee must deliver to Company a true and correct copy of each sub-license granted by Licensee, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination. When this Agreement is terminated, the Company agrees to accept, as successors to Licensee, all existing sub-licensees in good standing at the date of termination, provided that the sub-licensees consent in writing to be bound by all the terms and conditions of this Agreement.

3.4 The license and related rights, granted to Licensee by the Company, shall survive any sale or transfer, in whole or in part, by the Company of its Licensed Technology and/or its Patent Rights to any third party, or the sale or transfer of the equity, control or ownership of the Company.

3.5 Coupled with an interest in the license granted to Licensee herein, the Company shall issue Licensee two hundred twenty five thousand (225,000) shares of the common stock of FoneFriend Systems, Inc. ("FSI Stock"), representing approximately four and one-half percent (4.5%) of the total authorized and outstanding capital stock of the Company.

3.7 Licensee may extend the license and/or the FSI Stock granted herein, in part or in whole, to any Affiliate if the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee. Licensee must deliver to Company a true and accurate copy of such written agreement, and any modification or termination thereof, within thirty (30) days after execution, modification or termination.

4. PAYMENTS AND REPORTS

4.1 In consideration of the license and related rights granted to Licensee, plus the FSI Stock issued to Licensee by the Company under this Agreement, Licensee will pay the Company the aggregate sum of Four Hundred Fifty Thousand ($450,000) Dollars, due and payable as follows:

a. Fifty Thousand ($50,000) Dollars within 30 days of Licensee's receipt of this Agreement, fully executed by the duly authorized legal representative of the Company; and

b. The balance of Four Hundred Thousand ($400,000) Dollars to be paid in eight (8), equal, monthly installments of Fifty Thousand ($50,000.00) Dollars each, with each installment being due and payable on the monthly anniversary date of the first payment due under sub-section 4.1 a., above.

4.2 In addition to the consideration for the license, related rights and the FSI Stock, upon the Licensee's receipt of its first revenue from the Sale of the Licensed Product, Licensee shall pay the Company a running royalty fee ("Royalty") equal to: (i) five percent (5%) of the Net Monthly Revenue received by Licensee from the Sale of the first one hundred thousand (100,000) units of the Licensed Product Sold by Licensee or any sub-licensee; or (ii) four percent (4%) of the Net Monthly Revenue received by Licensee at such time as more than one hundred thousand (100,000) units, but less than five hundred thousand (500,000) units of the Licensed Product have been Sold by Licensee or any sub-licensee; or (iii) three percent (3%) of the Net Monthly Revenue received by Licensee at such time as more than five hundred thousand (500,000) units of the Licensed Product have been Sold by Licensee or any sub-licensee.

4.3 In the event of late payments to the Company due under this section 4, interest shall accrue at the rate of one percent (1%), per month, of the amount past due.

4.4 During the term of this Agreement and for one (1) year thereafter, Licensee agrees to keep complete and accurate records of its and its sub-licensees' Sales and Net Monthly Revenue under the license granted in this Agreement in sufficient detail to enable the Royalty payable hereunder to be determined. Licensee agrees to permit the Company or its representatives, at the Company's expense and with thirty (30) days prior written notice, to periodically examine its books, ledgers, and records during regular business hours, not more frequently than once every six (6) months, for the purpose of and to the extent necessary to verify any report required under this Agreement. If the amounts due to the Company are determined to have been underpaid by more than two percent (2%), Licensee will pay the cost of the examination and all overdue amounts with accrued interest.

4.5 Within sixty (60) days after June 30 and December 31 of each year of the valid term of this Agreement, beginning on December 31, 2001, Licensee shall deliver to the Company a true and accurate written report, even if no payments are due the Company, giving the particulars of the business conducted by Licensee and its sub-licensee(s), if any exist, during the preceding six (6) calendar months under this Agreement as are pertinent to calculating Royalty payments due hereunder. This report will include at least:

a. the total quantities of Licensed Products manufactured or produced; and

b. the total Sales; and

c. the calculation of royalties thereon; and

d. the total of all amounts due Company hereunder.

Simultaneously with the delivery of each report, Licensee must pay to the Company the amount, if any, due for the period of each report.

4.6 On or before each anniversary of the Effective Date, irrespective of having a first Sale, Licensee shall, upon written request from the Company, deliver to the Company a brief written progress report as to Licensee's (and any sub-licensee's) efforts and accomplishments during the preceding year in commercializing or marketing the Licensed Technology.

4.7 All amounts payable hereunder by Licensee shall be paid in United States dollars. Any Royalty accruing on Sales in countries other than the United States shall be paid in United States currency in amounts based on the rate of exchange as quoted in the Wall Street Journal (WSJ) as of the last business day of the reporting period. If the WSJ does not publish any such rate, a comparable rate publication will be agreed upon from time to time by the parties, and with respect to each country for which such rate is not published by the WSJ or in a comparable publication, the parties will use the prevailing rate for bank cable transfers for such date, as quoted by leading United States banks in New York City dealing in the foreign currency exchange market. Checks shall be drawn on a U.S. bank, payable to the Company and delivered to:

FoneFriend Systems, Inc.

3524 Rittenhouse Street, NW

Washington, D.C. 20015

5. OBLIGATIONS OF THE PARTIES

5.1 Company Obligations. During the Term of this Agreement, the Company agrees to:

a. Provide all manufacturing information, functional test, programming tools and support necessary for Licensee to manufacture the Licensed Product (either "FoneFriend units or Licensee's own brand) in support of Licensee's Sale of same.

b. Manage and maintain the global network and related computer equipment used by the Licensed Product and/or "FoneFriend" units in completing calls to one another, in exchange for Licensee's Royalty payment provided for under section 4 of this Agreement.

c. Provide functional copies of the Company's Help Desk software for Licensee's use in servicing its customers, as well as training, technical assistance and support in the use of same to Licensee's technical support personnel.

5.2 For a period of three (3) years from the Effective Date of this Agreement, or longer at the option of Licensee, the Company agrees to provide certain other services on behalf of, and paid for by Licensee, as follows:

a. The Company will provide quality assurance and supervise the manufacturing and procurement of units of the Licensed Product and all related network elements for a fee equal to five percent (5%) of the cost to procure such items;

b. The Company shall arrange for the necessary licensing to enable Licensee to offer "gateway calling, phone-house and NextGen" capabilities (as those terms are defined in any Company correspondence or literature), either directly or via the Company's distributor who funded such developments. Other than related one-time procurement, R&D or technical support requirements, there shall be no additional royalty fee due the Company for these developed features.

c. Upon written request of the Licensee, and at Licensee's expense, the Company shall provide engineering, including R&D, and technical support services to Licensee in accordance with a mutually agreed upon budget which shall be determined in advance. Such services of the Company shall include:

i. assistance of the Company's personnel with appropriate expertise and competence to develop and implement Licensee's infrastructure which is necessary to support Licensee's Sale of the Licensed Product;

ii. access to all aspects of the relevant Licensed Technology, including participation in Company's development, testing and manufacturing of relevant Licensed Technology, whether or not such access or participation is made available to other licensees of the Company;

iii. all other reasonable and necessary training, assistance and support for Licensee's commercial exploitation and use of the Licensed Technology.

5.3 Licensee Obligations. During the term of this Agreement, Licensee agrees that it shall:

a. Disclose all sales of the Licensed Product which it has produced so as to assure a complete audit trail; and

b. Assume responsibility for the interface to its customers (i.e., billing, technical support and customer relationship management).

c. Licensee must comply with all applicable national, state and local laws and regulations in connection with its activities pursuant to this Agreement.

d. Conduct itself in a manner that will (i) safeguard and promote the reputation and trademarks of the Company, (ii) refrain from any conduct which might be harmful to the reputation or trademarks or to the marketing of the Licensed Product, and (iii) avoid all illegal, unfair, deceptive, misleading, or unethical practices.

6. LICENSEE'S OPTION TO ACQUIRE CERTAIN ASSETS OF THE COMPANY

6.1 Upon such date, during the term of this Agreement, that the Licensee shall be in receipt of financing in the amount of Five Million ($5,000,000) Dollars, or greater, the Company hereby agrees to grant Licensee an irrevocable option to acquire the following assets of the Company, subject to such assets being owned or controlled by the Company on the date said option is granted, upon terms as follows:

a. For cash consideration in the amount of Two Hundred Fifty Thousand ($250,000) Dollars, the Company warrants that it shall assign, bargain, sell or otherwise transfer all right, title and interest in and to all of the Company's agreements and contractual rights, including those in the process of negotiation, covering or relating to other distributors and/or licensees that may be engaged in the Sale of the Licensed Product and/or Licensed Technology. Notwithstanding the foregoing, the Company shall be entitled to retain any outstanding installments remaining on any one-time license fee due and owing Company from its licensee. Upon completion of this transaction, the third parties covered by said agreements and contractual rights shall be deemed to be sub-licensees of the Licensee for purposes of calculating the amount of any Royalty due the Company pursuant to section 4 of this Agreement.

b. For cash consideration in the amount of Two Hundred Fifty Thousand ($250,000) Dollars, the Company warrants that it shall refrain from marketing and/or licensing any other entities that may engage in the distribution, marketing or Sale the Licensed Product or Licensed Technology, directly or indirectly (including activities through or in cooperation with any third party), for the duration of this Agreement; provided, however, that in the event the Company is acquired, transferred or sold to a third party, the Licensee shall consent to a waiver of the provisions of this section 6.1 b, in consideration of the return of the cash consideration paid to the Company under this sub-section.

c. For cash consideration in the amount of Two Hundred Fifty Thousand ($250,000) Dollars, the Company warrants that it shall assign, bargain, sell or otherwise transfer all right, title and interest in and to the Company's web site on the Internet, identified as: "www.fonefriend.com."

d. In the event that Licensee shall receive financing in the amount of Twenty Million ($20,000,000), or greater, License hereby warrants that it shall remit an advance payment to the Company in the amount of Two Million Five Hundred Thousand ($2,500,000) Dollars, which shall be credited towards Licensee's cost of any future research and development projects, or other services requested by the Licensee pursuant to section 5.2, above, and shall also be credited towards any Royalty payments due from Licensee, as provided for under section 4 of this Agreement.

7. TERM AND TERMINATION

7.1 The term of this Agreement is for a period of ten (10) years, commencing on the Effective Date.

7.2 This Agreement will earlier terminate:

a. Automatically if Licensee becomes bankrupt or insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

b. With the noted exception of the first payment due the Company, for which there shall be no cure period, upon thirty (30) days written notice from Company if Licensee breaches or defaults on its obligation to make payments (if any are due), in accordance with the terms of section 4 hereof, unless, before the end of said thirty (30) day period, Licensee has cured the breach or default. Notwithstanding the foregoing, ; or

c. Upon ninety (90) days written notice if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of the ninety (90) day period, Licensee has cured the breach or default and so notifies Company, stating the manner of the cure; or

d. At any time by mutual written agreement between Licensee and Company, upon thirty (30) days written notice to all parties and subject to any terms herein which survive termination.

7.3 If this Agreement is terminated for any cause:

a. Nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;

b. After the effective date of the termination, Licensee shall not manufacture any Licensed Product, but may continue to operate its business with respect to all Licensed Product in service and may Sell all Licensed Products, and parts therefor, it has on hand at the date of termination; provided, that it pays the Royalty earned thereon, and any other amounts due pursuant to the terms of section 4 of this Agreement; and

c. The parties hereto will be continue to be bound by the provisions of sections 4, (Payments and Reports), 9 (Indemnification) and 10 (Confidential Information), which shall survive any termination of this Agreement.

8. INFRINGEMENT BY THIRD PARTIES

8.1 The Company shall, at its expense, enforce any Patent Rights and/or Technology Rights licensed hereunder against infringement by third parties and it shall be entitled to retain recovery from such enforcement. From any such recovery, the Company agrees to reimburse Licensee for all out-of-pocket expenses including, but not limited to, legal fees, travel and time, etc., incurred by Licensee in assisting the Company with such enforcement. If the Company does not file suit against a substantial infringer of any Patent Rights and/or Technology Rights licensed hereunder within six (6) months of knowledge thereof, and such infringement is damaging Licensee's business, then Licensee may enforce any rights licensed hereunder on behalf of itself and the Company, with Licensee retaining all recoveries from such enforcement. After deduction of all costs, damages and expenses related to any such infringement action or the enforcement or collection thereof, Licensee agrees to remit fifty percent (50%) of the remaining amount to the Company.

8.2 In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

9. INDEMNIFICATION

9.1 Licensee hereby agrees to hold harmless and indemnify the Company, its officers, directors, affiliates and agents, collectively and individually, from and against all claims, damages, suits, loss, liabilities and expenses incurred by the Company including, but not limited to fees and disbursements of counsel, which are related to or arise out of actions taken or omitted to be taken by Licensee, or any of its affiliates or agents, in connection with the Licensee's activities under this Agreement.

9.2 The Company hereby agrees to hold harmless and indemnify Licensee, its officers, directors, affiliates and agents, collectively and individually, from and against all claims, damages, suits, loss, liabilities and expenses incurred by Licensee including, but not limited to fees and disbursements of counsel, which are related to or arise out of actions taken or omitted to be taken by the Company, or any of its affiliates or agents, in connection with the Company's activities under this Agreement.

10. CONFIDENTIAL INFORMATION

10.1 Company and Licensee each agree that all information forwarded to one by the other for the purposes of this Agreement (1) are to be received in strict confidence, (2) are to be used only for the purposes of this Agreement, and (3) are not to be disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

a. was in the public domain at the time of disclosure;

b. later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns;

c. was lawfully disclosed to the recipient party by a third party having the right to disclose it;

d. was already known by the recipient party at the time of disclosure;

e. was independently developed by the recipient; or

f. is required by law or regulation to be disclosed, provided however, that the disclosing party shall first give the other party written notice and adequate opportunity to object to such order for disclosure or to request confidential treatment.

10.2 Information shall not be deemed to be available to the public or to be in the recipient's possession merely because it:

a. includes information that falls within an area of general knowledge available to the public or to the recipient (i.e., it does not include the specific information provided by the other party); or

b. can be reconstructed in hindsight from a combination of information from multiple sources that are available to the public or to the recipient, if not one of those sources actually taught or suggested the entire combination, together with its meaning and importance.

10.3 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

11. GENERAL

11.1 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No promises, guarantees, inducements or agreement, whether oral or written, express or implied have been made or shall be of any force or effect other than as contained in this Agreement. This Agreement can only be modified or changed in writing signed by both parties.

11.2 It is agreed and acknowledged that Licensee is an independent contractor and shall only hold itself out as such with respect to the Company. Nothing in this Agreement shall be construed to constitute Licensee nor any of Licensee's representatives as the partner, employee, joint venturer, franchisee, legal representative, or agent of the Company and neither Licensee nor any of its representatives shall represent itself, himself, or herself as any of the foregoing. In furtherance of the foregoing, in no event shall Licensee or its representatives have any authority to assume or create any liability or obligation, express or implied, on behalf of the Company and any representation to the contrary will constitute a material breach of this Agreement. Licensee acknowledges that it is solely responsible for any and all claims, liabilities, damages, and debts of any type whatsoever that may arise as a result of Licensee's activities, or those of its representatives, in the performance of this Agreement or in the marketing, distribution, or Sale of the Licensed Product.

11.3 Any notice required by this Agreement must be given by facsimile transmission confirmed by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed in the case of Company to:

FoneFriend Systems, Inc.

3524 Rittenhouse Street, NW

Washington, D.C. 20015

Attn: President

Fax: (202) 363-2423

or in the case of Licensee to:

FoneFriend, Inc.

4616 West Sahara Avenue, #357

Las Vegas, Nevada 89102

Attn: President

Fax: (707) 982-2558

or other addresses as may be given from time to time under the terms of this notice provision.

11.4 Any disputes or disagreement arising out of or relating to this Agreement, which cannot be settled by the parties in a mutually satisfactory basis, shall be resolved by binding arbitration in accordance with the Rules of the American Arbitration Association, by three arbitrators appointed in accord with such Rules. The Judgment of a majority of the arbitrators shall be final and binding upon the parties, and an award upon the Judgment of the arbitrators may be entered in any court of competent jurisdiction. The party against, whom arbitration is sought shall select the situs for the arbitration, provided that such situs shall be within the United States and shall be not more than 50 miles from the principal place of business of such party. Any counterclaims shall be made in such situs. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

11.5 This Agreement shall be construed and enforced in accordance with the laws of the United States, or in such state or district where any arbitration is held, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. The language used in this Agreement shall be deemed to be language chosen by both parties hereto to express their mutual intent, and no rule of strict construction against either party shall apply to any terms or conditions hereof.

11.6 If any of the terms or provisions of this Agreement are held to be unenforceable by a court of competent jurisdiction or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

11.7 This Agreement shall inure to the benefit and be binding upon the parties hereto and their respective legal representatives, administrators, executors, successors subsidiaries and affiliates.

11.8 Failure of either party to enforce any right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

11.9 Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, earthquakes, natural disasters, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party.

11.10 Headings are included herein for convenience only and shall not be used to construe this Agreement.

11.11 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be effective upon the execution and delivery by any party of facsimile copies of signature pages hereto duly executed by such party; provided, however, that any party delivering a facsimile signature page, covenants and agrees to deliver promptly thereafter at least two (2) original copies to the other party hereto.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this Agreement.

"Company"	"Licensee"
FONEFRIEND SYSTEMS, INC.	FONEFRIEND, INC.

By: /s/ John D. Wimsatt	By: /s/ Gary A. Rasmussen
John D. Wimsatt	Gary A. Rasmussen
President	President

Attest: /s/ Marjorie B. Wimsatt	Attest: /s/ William B. Krusheski
Marjorie B. Wimsatt	William B. Krusheski
Secretary	Secretary

EXHIBIT "A"

Patent Rights

U.S. Patent Application Number:	09/029,839

Date:	February 25, 1997

Title of Invention:	Internet Switch Box, System and Method for Internet Telephony.

Applicant:	FoneFriend Systems, Inc.

Further Applicants:	Vaziri, Faramarz, et al.

PCT Application Number:	US/98/03630

Date:	February 25, 1998

FCC Registration Certificate No.:	B11 USA-25483-MD-E.

[ADDENDUM - CURRENT PATENT STATUS]

  US Patent No. 6377570, 47 claims in all, issued April 23, 2002.

  US Patent No. 6671272, with 11 claims in all, issued December 30, 2003.

  US Patent Application No. 10/621,383, with 42 claims in all, published February 5, 2004.

SCHEDULE - 2

PURCHASED ASSETS

The Purchased Assets shall include the following:

1. Assignment of a certain Technology License Agreement, between FoneFriend, Inc., as "Licensee", and FoneFriend Systems, Inc., as the "Company, dated April 30, 2001, to be delivered to Purchaser by Seller at Closing.

2. A certain original stock certificate, number 7, representing 225,000 shares of the common stock of FoneFriend Systems, Inc., $.00025 par value, dated December 29, 2001, and registered in the name of FoneFriend, Inc., to be delivered to Purchaser by Seller at Closing.

3. One PC computer, referred to as the "FoneFriend Connection Server", with Sun Solaris operating system and proprietary software developed by FoneFriend Systems, Inc., presently in the possession of Winsonic Holdings Ltd., and placed for the benefit of FoneFriend at Winsonic's "co-location facilities" with Level 3, located at 818 W. Seventh St., Los Angeles, California. This asset to remain in Winsonic's possession until further notice by Purchaser.

4. One PC computer, referred to as the "FoneFriend H - Server", a Hewlett Packard Pavilion, 2.0 Ghz PC computer with 512 Mb. RAM, Windows XP Professional operating system and proprietary software developed by FoneFriend Systems, Inc., presently in the possession of Winsonic Holdings Ltd., and placed for the benefit of FoneFriend at Winsonic's "co-location facilities" with Level 3, located at 818 W. Seventh St., Los Angeles, California. This asset to remain in Winsonic's possession until further notice by Purchaser.

5. One "Quintum, Tenor, 8-Port", analog gateway, along with software CD and instruction manual, presently in the possession of Winsonic Holdings Ltd., and placed for the benefit of FoneFriend at Winsonic's "co-location facilities" with Level 3, located at 818 W. Seventh St., Los Angeles, California. This asset to remain in Winsonic's possession until further notice by Purchaser.

6. Approximately 50 FoneFriend "beta" devices, and approximately 20 power supplies, presently located at 14545 Friar Street, Suite 103, Van Nuys, California 91411. This asset to remain at present location until further notice by Purchaser.

7. A copy of the FoneFriend "Help Desk" software, used for programming the FoneFriend "beta" devices, to be delivered to Purchaser by Seller at Closing.

EXHIBIT "B"

ACKNOWLEDGEMENT AND CONSENT

TO ASSIGNMENT OF TECHNOLOGY LICENSE AGREEMENT

BY

FONEFRIEND SYSTEMS, INC.

FONEFRIEND SYSTEMS, INC.

John D. Wimsatt	524 Rittenhouse Street, NW	Also
President	Washington, D.C. 20015	Kingston, New York
	202-363-2423 (Tel/Fax)	New Paltz, New York
	jackwimsatt@starpower.net	www.fonefriend.com

Via Facsimile and Federal Express

July 1,2004

To: Gary Rasmussen

      FoneFriend, Inc.

From: John D. Wimsatt

Re: Consents and Understandings

With respect to the assignment of all of the rights and obligations under the Technology License Agreement, dated April 30, 2001, between FoneFriend Systems, Inc. (FSI), a District of Columbia corporation, and FoneFriend, Inc., a Nevada corporation, to FoneFriend, Inc., a Delaware corporation, and to Yap International, Inc., a Nevada corporation, FSI hereby consents. In addition, FSI agrees to extend the term of the Agreement by three years. FSI also represents that said Agreement is currently in full force and effect and not in default.

In accordance with the terms of the aforementioned Agreement, FoneFriend, Inc., or its Assignee(s) are responsible for certain onetime costs associated with the development of the "NexGen" capability, specifically the up front license fee of $150,000 charged by GAO Research, Inc (GRI), a Canadian corporation, for its GAO SOFTWARE, with $30,000 of this fee reimbursable to FSI for payments already made to GRI and $120,000 payable directly to GRI. FSI has agreed to credit FoneFriend, Inc., or its Assignee(s) the full Amount of the $150,000 to be paid herein as an advance against royalties due to FSI as per the Technology Licensing Agreement. For information, FSI shall formally accept said GAO SOFTWARE and make appropriate changes to the Software-Copyright License Agreement with GRI as may be necessary in connection therewith.

Both parties hereby acknowledge and agree to the foregoing.

For FoneFriend, Inc.	For FoneFriend Systems, Inc.

/s/ Gary Rasmussen	/s/ John D. Wimsatt
Gary Rasmussen, Chairman	John D. Wimsatt, President